Company Contact: Kevin Scull Wayside Technology Group, Inc. Vice President and Chief Accounting Officer (732) 389-0932 kevin.scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS 2009 FOURTH QUARTER
RESULTS AND DECLARES QUARTERLY DIVIDEND

- Revenue: $42.3 million, up 6% year-over-year

- Net income $0.9 million, $.20 per share

- $.15 dividend declared

SHREWSBURY, NJ, February 4, 2010 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the fourth quarter ended December 31, 2009. The results will be discussed in a conference call to be held on Friday, February 5, 2010 at 10:00 AM Eastern time. The dial-in telephone number is (866) 238-0637 and the pass code is "WSTG".

This conference call will be available via live webcast – in listen-mode only – at www.earnings.com. A replay will also be available on the company’s website at www.waysidetechnology.com.

Net income for the fourth quarter of 2009 amounted to $900,000 or 2.1% of net sales as compared to $902,000 or 2.2% for the same period in 2008.

Cash and marketable securities amount to $16.1 million, representing 67% of equity as of December 31, 2009. The company has no debt.

Total net sales for the fourth quarter of 2009 amounted to $42.3 million, compared to $40.0 million for the same period in 2008, representing a 6% increase. Sales for the fourth quarter of 2009 for the Lifeboat segment were $28.9 million compared to $22.7 million in the fourth quarter of 2008, representing a 27% increase. Sales for the fourth quarter of 2009 for the Programmer’s Paradise segment were $13.4 million, compared to $17.3 million in the fourth quarter of 2008, representing a 23% decline.

Total gross profit for the fourth quarter of 2009 amounted to $4.4 million, compared to $4.5 million for the same period in 2008. Gross profit for the fourth quarter of 2009 for the Lifeboat segment was $3.1 million, compared to $2.5 million in the fourth quarter of 2008. Gross profit for the fourth quarter of 2009 for the Programmer’s Paradise segment was $1.3 million, compared to $2.0 million in the fourth quarter of 2008. The decrease in gross profit dollars for the Programmer’s Paradise segment was primarily due to the lower sales volume. Q4 revenue for our Lifeboat segment increased due to strong growth for some of our product lines as well as signing on more software publishers. As a result, gross profit dollars for our Lifeboat segment increased by 25% in the fourth quarter of 2009.

Total gross profit, as a percentage of net sales, for the quarter ending December 31, 2009, was 10.3%, compared to 11.2% in the fourth quarter of 2008.

“I’m very pleased with our solid YTD 2009 results as well as our fourth quarter results,” said Simon F. Nynens, Chairman and Chief Executive Officer. “We have performed well in a very difficult economic climate and strengthened our position in the software distribution market in 2009 and continued to sign on new vendors. Strict cost controls allowed us to drive a solid earnings performance.”

Total selling, general, and administrative ("SG&A") expenses for the fourth quarter of 2009 were $3.0 million compared to $3.1 million in the fourth quarter of 2008.

On February 3, 2010, the Board of Directors declared a quarterly dividend of $.15 per share of its common stock payable February 19, 2010 to shareholders of record on February 12, 2010.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers, as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Microsoft, CA, IBM, VMware, Quest Software, DataCore, Embarcadero Technologies, SAP BusinessObjects, Intel, Compuware, Infragistics, SolarWinds, Flexera Software (publishers of InstallShield), and Adobe.

Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2009	December 31, 2008

ASSETS

Current assets
Cash and cash equivalents	$8,560	$9,349
Marketable securities	7,571	9,367
Accounts receivable, net	27,040	16,940
Inventory - finished goods	967	1,058
Prepaid expenses and other current assets	998	776
Deferred income taxes	677	712
Total current assets	45,813	38,202

Equipment and leasehold improvements, net	432	549
Accounts Receivable Long-Term	6,901	7,860
Other assets	38	66
Deferred income taxes	483	808

Total assets	$53,667	$47,485

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	29,230	23,396
Total current liabilities	29,230	23,396

Other liabilities	78	205
Total liabilities	29,308	23,601

Commitments and contingencies

Stockholders' equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,688,844 and 4,643,662 shares outstanding, respectively	53	53
Additional paid-in capital	24,826	26,636
Treasury stock, at cost, 595,656 shares and 640,838 shares, respectively	(3,555)	(3,383)
Retained earnings	2,727	567
Accumulated other comprehensive income	308	11
Total stockholders' equity	24,359	23,884
Total liabilities and stockholders' equity	$53,667	$47,485

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2009	2008	2009	2008
			(Unaudited )
Net Sales	$146,384	$174,025	$42,292	$40,030
Cost of sales	130,791	157,228	37,941	35,530
Gross profit	15,593	16,797	4,351	4,500
Selling, general and administrative expenses	11,319	12,207	3,016	3,148
Income from operations	4,274	4,590	1,335	1,352
Interest income, net	521	741	118	192
Realized foreign exchange gain (loss)	-	3	1	(3)
Income before income tax provision	4,795	5,334	1,454	1,541
Provision for income taxes	1,928	2,168	554	639
Net income	$2,867	$3,166	$900	$902
Net income per common share - Basic	$0.65	$0.72	$0.20	$0.21
Net income per common share - Diluted	$0.65	$0.71	$0.20	$0.20

Weighted average common shares outstanding - Basic	4,399	4,414	4,397	4,389
Weighted average common shares outstanding - Diluted	4,427	4,461	4,430	4,414